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                         SHAREHOLDER SERVICES AGREEMENT
                             FOR THE PITCAIRN FUNDS

Gentlemen:

Pitcairn Funds (the "Trust")("We"), a Delaware business trust registered as a management investment company under the Investment Company Act of 1940 (the "1940 Act"), in connection with the Trust's separate series of shares (the "Funds") listed on the attached Schedule A, hereby appoints Pitcairn Trust Company ("PTC") to provide shareholder services pursuant to this Shareholder Services Agreement (the "Agreement"). This Agreement is adopted pursuant to and is subject to the terms and conditions of the Pitcairn Funds Shareholder Services Plan (the "Plan").

1. In consideration of your providing shareholder services and/or account maintenance services to those of your clients who may from time to time directly or indirectly beneficially own shares of the Funds ("PTC Client Shares"), we shall pay you a fee periodically. Attached hereto as Schedule B is a list of certain types of services which are contemplated to be provided in accordance with this Agreement.

2. The fee paid with respect to each applicable Fund will be computed and paid quarterly at an annual rate of 25 basis points (0.25%) of the average net asset value of the PTC Client Shares, provided that such Shares are owned of record at the close of business on the last business day of the payment period by shareholders with whom you have a servicing relationship as indicated by the records maintained by the Trust or its shareholder servicing agent.

3. We shall pay you the total of the fees calculated for each respective Fund for any period with respect to which such calculations are made within 45 days after the close of such period.

4. We reserve the right to withhold payment with respect to any PTC Client Shares purchased and redeemed or repurchased by the Trust within seven (7) business days after the date of our confirmation of such purchase.

5. You shall furnish the Trust with such information as shall reasonably be requested by the Trustees with respect to the fees paid to you pursuant to this Agreement, including a description of the Services provided.

6. Neither you nor any of your employees or agents are authorized to make any representation concerning shares of the Trust except those contained in the then current Prospectus for the Trust, and you shall have no authority to act as agent for the Trust.

7. This Agreement may be terminated by either party or by vote of a majority of the Plan Trustees (as defined in the Plan) or by vote of a majority of the outstanding shares of a Fund with respect to any Fund at any time without payment of any penalty upon sixty


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     (60) days' written notice. This agreement will terminate automatically in the event of its assignment, within the meaning of the Investment Company Act of 1940.

8. You shall comply with all applicable state and Federal laws and the rules and regulations of authorized regulatory agencies.

9. This Agreement and any Schedule hereto may not be revised except by mutual written agreement between the parties. This Agreement may be revised only after 60 days' written notice or upon such shorter notice as the parties may mutually agree.

10. All communications to us should be sent to Pitcairn Funds, One Pitcairn Place, Suite 3000, Jenkintown, Pennsylvania 19046. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

11. This Agreement shall be construed in accordance with the laws of the State of Pennsylvania.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the ____ day of _______________, 2000.


                                      PITCAIRN FUNDS

                                      By:
                                          -----------------------------
                                      Name:
                                            ---------------------------
                                      Title:
                                             --------------------------

                                      PITCAIRN TRUST COMPANY

                                      By:
                                          -----------------------------
                                      Name:
                                            ---------------------------
                                      Title:
                                             --------------------------


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                                   SCHEDULE A

                         Pitcairn Diversified Value Fund

                        Pitcairn Diversified Growth Fund

                           Pitcairn Select Value Fund

                           Pitcairn Select Growth Fund

                          Pitcairn Small Cap Value Fund

                         Pitcairn Small Cap Growth Fund

               Pitcairn Family Heritage-Registered Trademark- Fund

                       Pitcairn International Equity Fund

                     Pitcairn Government/Corporate Bond Fund

                          Pitcairn Tax-Exempt Bond Fund


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                                   SCHEDULE B

                 TO THE SHAREHOLDER SERVICES AGREEMENT RELATING
                         TO THE SHARES OF PITCAIRN FUNDS

The types of shareholder services which may be compensated pursuant to the Agreement include, but are not necessarily limited to, the following:

1.   Subaccounting for all Fund share transactions at the shareholder level;

2.   Crediting distributions from the Funds to shareholder accounts;

3.   Determining amounts to be reinvested in the Funds;

4. Assisting customers in changing account options, account designations and account addresses; and

5. Dissemination of tax information and mailing Fund information, such as prospectuses and annual and semi-annual reports to beneficial owners of the subject shares.

6. Providing such other administrative and personal services as may be reasonably requested and which are deemed necessary and beneficial to the holders of the Subject Shares.


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